SCHEDULE 14A INFORMATION

      Proxy Statement Pursuant to Section 14(a) of The Securities Exchange
                                   Act of 1934
                                (Amendment No. )

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[ ]      Preliminary Proxy Statement
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[ ]      Definitive Proxy Statement
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[X]      Soliciting Material Pursuant to Section 240.14a-11(c) or
         Section 240.14a-12


                                 CELERITEK, INC.
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                (Name of Registrant as specified in its charter)

                   CELERITEK SHAREHOLDER PROTECTIVE COMMITTEE
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     (Name of Person(s) Filing Proxy Statement if other than the Registrant)
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

  Celeritek Shareholder Protective Committee Announces the Filing of Its Proxy for the Special Meeting to Replace Celeritek's Board of Directors

                           Monday March 31, 8:03 am ET

NEW YORK, March 31 /PRNewswire-FirstCall/ -- Shareholders of Celeritek (Nasdaq:
CLTK - News) who have formed the Celeritek Shareholder Protective Committee filed a preliminary proxy statement with the SEC on March 28, 2003, and announced that they will solicit proxies to remove the six existing directors from Celeritek's Board of Directors and to elect five new directors nominated by the Shareholder Committee.

The Shareholder Committee's five nominees, whose backgrounds and experience are detailed in the proxy materials, are Kevin Douglas, Milton Borkowski, Kenneth Potashner, Bryant Riley and Lloyd Miller.

The Celeritek Shareholder Protective Committee has issued the following statement, "The Committee has no confidence in the willingness or ability of Celeritek's current Board of Directors to implement the changes necessary to improve Celeritek's financial performance and increase shareholder value. We believe the Company's recent press release concerning corporate governance was only made in response to the formation of our Committee and seems disingenuous. The Board of Directors of Celeritek have taken no action to remove their tools of entrenchment, such as the poison pill, the elimination of cumulative voting and the restrictive measures for nominating new board members and submitting shareholder proposals. Further, the Celeritek Board of Directors, instead of working with its shareholders, have elected to spend shareholders' money on yet another investment bank and have retained the same law firm that advised the Board in its decisions to block last year's buyout proposal.

"As stated in our preliminary proxy materials, Celeritek has posted negative earnings for each of the last 8 quarters and 15 of the last 19 quarters, has lost over $60,000,000 during this time period, has now lost its largest customer, and has created barriers towards maximizing shareholder value. In contrast, we are offering Celeritek's shareholders the opportunity to elect a slate of directors that have proven credentials and extensive industry experience, who will focus on removing the obstacles the Board of Celeritek has erected and who are committed to examining all options for creating shareholder value."

The Shareholder Committee was formed for the purpose of encouraging Celeritek's board of directors to improve Celeritek's corporate governance, to remove Celeritek's poison pill and to be more receptive and not discourage formal purchase offers for Celeritek. The Committee members, including Bricoleur Capital Management, Kevin Douglas, Lloyd Miller, B. Riley and Co. Inc., B. Riley and Co. Holdings LLC, collectively own 10.26% of the common stock of Celeritek.

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

A proxy statement is not yet available from us. Each security holder of Celeritek, Inc. should read the proxy statement when it becomes available because it will contain important information about a proxy solicitation request. Once our definitive proxy statement is filed with the securities and exchange commission, security holders of Celeritek, Inc. can obtain the proxy statement and other documents that are filed with the securities and exchange commission for free on the SEC's web site at http://www.sec.gov. Security holders of Celeritek, Inc. may also obtain copies of the proxy statement and other documents that are filed with the Securities and Exchange Commission for free by contacting Celeritek, Inc. or us when the documents become available. A description of each of the Committee member's and the Committee nominee's direct and indirect interests in Celeritek may also be found in our preliminary proxy statement which can be obtained for free on the SEC's website or by contacting us.

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